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                     TRANSFER AGENCY AND SERVICE AGREEMENT
                                AMENDMENT NO. 1


     AMENDMENT NO. 1 dated as of May 1, 1995 (the "Amendment") to that certain Transfer Agency and Service Agreement dated as of November 1, 1992 (the "Agreement") by and between M.S.D. & T. Funds, Inc. (the "Fund") and State Street Bank and Trust Company (the "Bank").

     WHEREAS, pursuant to the Agreement the Bank currently acts as transfer agent, dividend disbursing agent, and agent in connection with certain other activities for the authorized and issued shares of the Fund representing interests in each of the Prime Money Market Fund, Government Money Market Fund, Tax-Exempt Money Market Fund, Tax-Exempt Money Market Fund (Trust), Value Equity Fund, Intermediate Fixed Income Fund, Maryland Tax-Exempt Bond Fund, International Equity Fund and International Bond Fund; and

     WHEREAS, the Fund is currently authorized to offer one class of shares in each of the Prime Money Market Fund, Government Money Market Fund, Tax-Exempt Money Market Fund, Tax-Exempt Money Market Fund (Trust), Maryland Tax-Exempt Bond Fund, International Equity Fund and International Bond Fund (collectively, the "Single Class Portfolios); and

     WHEREAS, the Fund is currently authorized to offer two classes of shares, i.e. Institutional shares and AFBA Five Star shares, in each of the Value Equity Fund and Intermediate Fixed Income Fund (collectively, the "Dual Class Portfolios"); and

     WHEREAS, the parties hereto with to amend the Agreement to provide that the Bank shall act as transfer agent, dividend disbursing agent, and agent in connection with certain other activities for (i) the authorized and issued shares of the Fund representing interests in each of the Single Class Portfolios, and (ii) the authorized and issued Institutional shares of the Fund representing interests in each of the Dual Class Portfolios;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. The preamble to the Agreement is hereby amended and restated in its entirety to read as follows:

          "WHEREAS, the Fund is authorized to issue shares of common stock in separate series and classes representing interests in separate portfolios of securities and other assets; and
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          WHEREAS, the Fund is currently authorized to issue one class of shares in each of seven series, i.e., the Prime Money Market Fund, Government
     Money Market Fund, Tax-Exempt Money Market Fund, Tax-Exempt Money Fund (Trust), Maryland Tax-Exempt Bond Fund, International Equity Fund and International Bond Fund (collectively, the "Single Class Portfolios"); and

          WHEREAS, the Fund is currently authorized to issue two classes of shares, i.e. Institutional shares and AFBA Five Star shares, in each of two series, i.e., the Value Equity Fund and Intermediate Fixed Income Fund (collectively, the "Dual Class Portfolios"; the Single Class Portfolios and the Dual Class Portfolios, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 10, being sometimes referred to herein individually as a "Portfolio," and collectively as the "Portfolios"); and

          WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Bank as transfer agent, dividend disbursing agent, and agent in connection with certain other activities, with respect to the Single Class Portfolios and Institutional shares of the Dual Class Portfolios and the Bank desires to accept such appointment;".

     2. Section 1.01 of Article 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "1.01 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for (a) the authorized and issued shares of common stock of the Fund representing interests in each of the Single Class Portfolios, and (b) the authorized and issued Institutional shares of common stock of the Fund representing interests in each of the Dual Class Portfolios (shares of the Single Class Portfolios and Institutional shares of the Dual Class Portfolios being referred to herein collectively as "Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to the holders of Shares of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including, without limitation, any periodic investment plan or periodic withdrawal program."

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     3. Section 1.02(vii) and (viii) of Article 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

     ". . . (vii)  Prepare and transmit payments for dividends and distributions on Shares declared by the Fund on behalf of the applicable Portfolio;

           (viii) Issue replacement Share certificates for those Share certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank, at its option, may issue replacement Share certificates in place of mutilated Share certificates upon presentation thereof and without such indemnity;".

     4. Article 10 of the Agreement is hereby amended and restated in its entirety to read as follows:

     "Article 10.  Additional Portfolios
                   ---------------------

          10.01 In the event that the Fund establishes one or more series in addition to the Single Class Portfolios and Dual Class Portfolios with respect to all or any class of shares of which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series shall become a Portfolio hereunder."

     5. Except as hereby modified, the Agreement is hereby

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confirmed and shall remain in full force and effect as therein provided.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their respective behalf as of the day and year first above written.

                                    M.S.D. & T. FUNDS, INC.



                                    By:___________________________

ATTEST:


____________________________


                                    STATE STREET BANK AND TRUST COMPANY


                                    By:___________________________


ATTEST:


____________________________

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